Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560

News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter 2011 Results
•	Sales of $1.5 billion, up 20 percent year over year
•	Diluted EPS from continuing operations up 47 percent to $1.22
•	Return on invested capital 29.3 percent
•	Revised fiscal 2011 EPS guidance to $4.55 — $4.65
MILWAUKEE (July 28, 2011) — Rockwell Automation, Inc. (NYSE: ROK) today reported record quarterly results, setting new highs for sales, earnings per share from continuing operations and return on invested capital. Fiscal 2011 third quarter sales were $1,516.2 million, up 20 percent from $1,268.1 million in the third quarter of fiscal 2010. Currency translation contributed 6 percentage points to the increase. Fiscal 2011 third quarter sales were up 4 percent sequentially compared to the second quarter of fiscal 2011. Income from continuing operations increased 50 percent to $178.8 million ($1.22 per share) compared to $119.4 million ($0.83 per share) a year ago. Net income was $179.5 million ($1.23 per share).

Total segment operating earnings were $263.3 million in the third quarter of fiscal 2011, up from $198.0 million in the same period of 2010. Total segment operating margin increased to 17.4 percent from 15.6 percent a year ago.
Free cash flow was $193.7 million in the third quarter of fiscal 2011. Return on invested capital was 29.3 percent.
Organic sales, total segment operating earnings, total segment operating margin, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “I am very pleased with the record results for the company in the third quarter. We have capitalized on the ongoing economic recovery by effectively executing our strategy. Architecture & Software had a great quarter with Logix growth of over 25 percent and its highest segment margin since the third quarter of fiscal 2007. Total company operating margin continued to improve, reaching 17.4 percent in the quarter. We closed two acquisitions in the quarter, announced a 21 percent dividend increase, and stepped up our share repurchases. We are on track for an excellent year for the company and for our shareowners.”

Outlook
Commenting on the outlook, Nosbusch added, “Given our strong year-to-date results and an increased tailwind from currency, we are increasing our sales outlook for the full fiscal year to approximately $5.9 billion. Based on this sales outlook, we are raising fiscal 2011 earnings per share guidance to $4.55 to $4.65. A result in this range would represent an approximately 50 percent increase over last year and record annual earnings per share.”
Following is a discussion of third quarter results for both segments.
Architecture & Software
Architecture & Software fiscal 2011 third quarter sales were $672.9 million, an increase of 21 percent from $553.9 million last year. Currency translation contributed 6 percentage points to the increase. Fiscal 2011 third quarter sales were up 8 percent sequentially compared to $624.2 million in the second quarter of fiscal 2011. Segment operating earnings were $175.9 million in the third quarter of fiscal 2011, compared to $125.4 million in 2010. Segment operating margin was 26.1 percent in the third quarter of fiscal 2011, compared to 22.6 percent a year ago primarily due to volume leverage, partially offset by spending to support growth.

Control Products & Solutions
Control Products & Solutions fiscal 2011 third quarter sales were $843.3 million, an increase of 18 percent from $714.2 million last year. Currency translation contributed 5 percentage points to the increase, while acquisitions contributed 1 percentage point. Segment operating earnings were $87.4 million in the third quarter of fiscal 2011, up from $72.6 million in the third quarter of fiscal 2010. Segment operating margin was 10.4 percent in the third quarter of fiscal 2011, compared to 10.2 percent a year ago primarily due to volume leverage, offset by spending to support growth and somewhat lower margins in our solutions businesses.
Other Information
Fiscal 2011 third quarter general corporate net expense was $22.3 million, compared to $23.1 million in the third quarter of 2010.
The effective tax rate for the third quarter of fiscal 2011 was 19.2 percent; the Company now expects the full-year tax rate to be in the range of 19 to 20 percent.
During the third quarter of 2011, the Company repurchased 1.35 million shares of its common stock at a cost of $114.3 million. At June 30, 2011, $280 million remained available under the $1.0 billion share repurchase authorization.
Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on July 28, 2011. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•	macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;
•	laws, regulations and governmental policies affecting our activities in the countries where we do business;
•	successful development of advanced technologies and demand for and market acceptance of new and existing products;
•	the availability, effectiveness and security of our information technology systems;
•	competitive product and pricing pressures;
•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism or other causes;
•	intellectual property infringement claims by others and the ability to protect our intellectual property;
•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;
•	our ability to attract and retain qualified personnel;
•	our ability to manage costs related to employee retirement and health care benefits;
•	the uncertainties of litigation;
•	disruption of our distribution channels;
•	the availability and price of components and materials;
•	successful execution of our cost productivity and globalization initiatives; and
•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 20,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Sales
Architecture & Software (a)	$672.9	$553.9	$1,911.0	$1,539.1
Control Products & Solutions (b)	843.3	714.2	2,435.1	1,961.0

Total sales (c)	$1,516.2	$1,268.1	$4,346.1	$3,500.1

Segment operating earnings
Architecture & Software (d)	$175.9	$125.4	$481.2	$347.0
Control Products & Solutions (e)	87.4	72.6	248.3	165.1

Total segment operating earnings[1] (f)	263.3	198.0	729.5	512.1

Purchase accounting depreciation and amortization	(5.1)	(4.6)	(14.6)	(14.2)
General corporate — net	(22.3)	(23.1)	(58.5)	(66.2)
Interest expense	(14.7)	(14.8)	(44.9)	(45.3)

Income from continuing operations before income taxes	221.2	155.5	611.5	386.4
Income tax provision	(42.4)	(36.1)	(116.2)	(77.3)

Income from continuing operations	178.8	119.4	495.3	309.1
Income from discontinued operations	0.7	—	0.7	23.9

Net income	$179.5	$119.4	$496.0	$333.0

Diluted earnings per share
Continuing operations	$1.22	$0.83	$3.40	$2.14
Discontinued operations	0.01	—	—	0.17

Net income	$1.23	$0.83	$3.40	$2.31

Average diluted shares	145.9	144.3	145.5	144.1

Segment operating margin
Architecture & Software (d/a)	26.1%	22.6%	25.2%	22.5%
Control Products & Solutions (e/b)	10.4%	10.2%	10.2%	8.4%
Total segment operating margin[1] (f/c)	17.4%	15.6%	16.8%	14.6%

[1]	Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measure of total segment operating earnings may be different from that used by other companies.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales	$1,516.2	$1,268.1	$4,346.1	$3,500.1
Cost of sales	(909.4)	(760.8)	(2,618.9)	(2,092.9)

Gross profit	606.8	507.3	1,727.2	1,407.2

Selling, general and administrative expenses	(370.0)	(333.3)	(1,073.1)	(969.0)
Other (expense) income	(0.9)	(3.7)	2.3	(6.5)
Interest expense	(14.7)	(14.8)	(44.9)	(45.3)

Income from continuing operations before income taxes	221.2	155.5	611.5	386.4
Income tax provision	(42.4)	(36.1)	(116.2)	(77.3)

Income from continuing operations	178.8	119.4	495.3	309.1

Income from discontinued operations	0.7	—	0.7	23.9

Net income	$179.5	$119.4	$496.0	$333.0

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30,	September 30,
	2011	2010
Assets
Cash and cash equivalents	$1,021.8	$813.4
Receivables	1,045.4	859.0
Inventories	690.5	603.3
Property, net	544.2	536.9
Goodwill and intangibles	1,193.4	1,129.8
Other assets	832.4	805.9

Total	$5,327.7	$4,748.3

Liabilities and Shareowners’ Equity
Accounts payable	$478.9	$435.7
Long-term debt	905.0	904.9
Other liabilities	2,046.7	1,947.3
Shareowners’ equity	1,897.1	1,460.4

Total	$5,327.7	$4,748.3

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended
	June 30,
	2011	2010
Continuing operations:

Operating activities:
Income from continuing operations	$495.3	$309.1
Depreciation and amortization	96.6	94.2
Retirement benefits expense	75.6	66.6
Pension trust contributions	(23.3)	(21.9)
Receivables/inventories/payables	(184.8)	(197.8)
Compensation and benefits	(73.7)	115.0
Income taxes	67.5	22.2
Other	9.3	46.0

Cash provided by operating activities	462.5	433.4

Investing activities:
Capital expenditures	(76.0)	(54.2)
Acquisition of businesses, net of cash acquired	(45.9)	—
Proceeds from sale of property and investments	4.3	4.5

Cash used for investing activities	(117.6)	(49.7)

Financing activities:
Cash dividends	(150.3)	(124.0)
Purchases of treasury stock	(222.7)	(90.4)
Proceeds from the exercise of stock options	170.8	28.7
Excess income tax benefit from share-based compensation	37.8	12.3
Other financing activities	(0.3)	(0.3)

Cash used for financing activities	(164.7)	(173.7)

Effect of exchange rate changes on cash	31.6	(27.6)

Cash provided by continuing operations	211.8	182.4

Discontinued operations:
Cash used for discontinued operations	(3.4)	(0.2)

Increase in cash and cash equivalents	$208.4	$182.2

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2011 compared to sales for the three and nine months ended June 30, 2010:

	Three Months Ended June 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$732.9	$(1.5)	$731.4	$(0.2)	$731.2	$658.7
Canada	101.7	(6.2)	95.5	—	95.5	88.2
Europe, Middle East, Africa	327.1	(35.6)	291.5	(4.9)	286.6	240.3
Asia-Pacific	228.6	(16.9)	211.7	(0.1)	211.6	186.1
Latin America	125.9	(11.6)	114.3	—	114.3	94.8

Total	$1,516.2	$(71.8)	$1,444.4	$(5.2)	$1,439.2	$1,268.1

	Nine Months Ended June 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$2,117.8	$(4.8)	$2,113.0	$(0.2)	$2,112.8	$1,778.3
Canada	292.0	(15.4)	276.6	—	276.6	239.2
Europe, Middle East, Africa	924.1	(15.8)	908.3	(4.9)	903.4	714.6
Asia-Pacific	650.2	(35.4)	614.8	(0.1)	614.7	512.3
Latin America	362.0	(22.8)	339.2	—	339.2	255.7

Total	$4,346.1	$(94.2)	$4,251.9	$(5.2)	$4,246.7	$3,500.1

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2011 compared to sales for the three and nine months ended June 30, 2010:

	Three Months Ended June 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$672.9	$(34.1)	$638.8	$—	$638.8	$553.9
Control Products & Solutions	843.3	(37.7)	805.6	(5.2)	800.4	714.2

Total	$1,516.2	$(71.8)	$1,444.4	$(5.2)	$1,439.2	$1,268.1

	Nine Months Ended June 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$1,911.0	$(39.1)	$1,871.9	$—	$1,871.9	$1,539.1
Control Products & Solutions	2,435.1	(55.1)	2,380.0	(5.2)	2,374.8	1,961.0

Total	$4,346.1	$(94.2)	$4,251.9	$(5.2)	$4,246.7	$3,500.1

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2009	2010	2010	2010	2010	2011	2011

Cash provided by continuing operating activities	$119.4	$178.5	$135.5	$60.6	$12.6	$225.2	$224.7
Capital expenditures of continuing operations	(13.5)	(17.0)	(23.7)	(45.2)	(20.3)	(22.6)	(33.1)
Excess income tax benefit from share-based compensation	2.1	5.3	4.9	3.8	12.1	23.6	2.1

Free cash flow[1]	$108.0	$166.8	$116.7	$19.2	$4.4	$226.2	$193.7

[1]	Free cash flow for the fourth quarter of 2010 included a discretionary pre-tax contribution of $150 million to the company’s U.S. pension trust in September.
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c)	one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	June 30,
	2011	2010

(a) Return

Income from continuing operations	$626.6	$338.0
Interest expense	60.1	60.5
Income tax provision	142.7	77.2
Purchase accounting depreciation and amortization	19.3	18.6

Return	848.7	494.3

(b) Average invested capital
Long-term debt	904.9	904.8
Shareowners’ equity	1,635.3	1,417.3
Accumulated amortization of goodwill and intangibles	706.7	671.2
Cash and cash equivalents	(890.2)	(716.8)

Average invested capital	2,356.7	2,276.5

(c) Effective tax rate
Income tax provision	142.7	77.2

Income from continuing operations before income taxes	$769.3	$415.2

Effective tax rate	18.5%	18.6%

(a) / (b) * (1-c) Return On Invested Capital	29.3%	17.7%